Exhibit 16.3

                                                       [LOGO OF ARTHUR ANDERSEN]




March 12, 2002



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated March 5, 2002 of TheStreet.com, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very Truly Yours,



/s/ Arthur Andersen LLP
---------------------------
Arthur Andersen LLP


cc:  Mr. Thomas J. Clarke, TheStreet.com, Inc.